Exhibit 23



Consent of Independent Accountants


Ford Motor Company
The American Road
Dearborn, Michigan

Re:      Ford Motor Company Registration Statement
         Nos. 33-64605, 33-61107, 33-58255, 33-54737, 33-54283,
         33-50238, 33-36043, 33-19036, 2-95018, 333-27993
         333-49547 and 333-47445 on Form S-8

We consent to the incorporation by reference in the above Registration Statements of our report dated June 5, 1998, to the Board of Directors of Ford Motor Company with respect to the financial statements of the Ford Motor Company Tax-Efficient Savings Plan for Hourly Employees at December 31, 1997 and 1996, and for the year ended December 31, 1997, which is included in this Annual Report on Form 11-K.


/s/Coopers & Lybrand L.L.P.

400 Renaissance Center
Detroit, Michigan 48243
June 5, 1998

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